Exhibit 99.1
Coeur Completes Sale of $100 Million of Senior Unsecured Notes
COEUR D’ALENE, Idaho, Feb 05, 2010 (BUSINESS WIRE) — Coeur d’Alene Mines Corporation (NYSE:CDE) (TSX:CDM) (ASX:CXC) today announced that it has completed the sale of $100 million of senior unsecured notes (the “Notes”) under its effective shelf registration statement on file with the U.S. Securities and Exchange Commission. In conjunction with the sale of the Notes, the Company also sold shares of its common stock valued at $3.75 million.
Mitchell J. Krebs, Coeur’s Chief Financial Officer, commented, “The proceeds of these notes will be used in part to fund Coeur’s main capital priorities in 2010, including construction of a final tailings dam and underground development at the Palmarejo silver and gold mine in Mexico as well as other projects to support the Company’s continued growth.”
The principal of the notes is payable in twelve equal quarterly installments, with the first such installment due on March 31, 2010. Coeur has the option of paying amounts due on the notes in cash, shares of common stock or a combination of cash and shares of common stock. The stated interest rate on the notes is 6.50%, but the payments for principal and interest due on any payment date will be computed to give effect to recent share prices, valuing Coeur’s shares of common stock at 90% of a weighted average share price over a pricing period ending shortly before the payment date. The effect of this computation will be to cause the amount actually due for both principal and interest to be greater than the stated amounts.
The Company will file a prospectus supplement with the Securities and Exchange Commission relating to the offering of the notes and the shares of common stock. This press release shall not constitute an offer to sell or a solicitation of an offer to buy notes nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the prospectus supplement may be obtained upon written request to the Company at 505 Front Avenue, P.O. Box I, Coeur d’Alene, Idaho 83816.
About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and also a significant gold producer. The Company’s three new long-life mines include the San Bartolomé silver mine in Bolivia, the Palmarejo silver/gold mine in Mexico, which began operations in 2009, and the Kensington gold mine in Alaska, which is expected to begin operations in the third quarter of 2010. The Company also operates underground mines in southern Chile and Argentina and one surface mine in Nevada; and owns a non-operating interest in a low-cost mine in Australia. The Company conducts exploration activities in Alaska, Argentina, Chile and Mexico. Coeur common shares are traded on the New York Stock Exchange under the symbol CDE, the Toronto Stock Exchange under the symbol CDM, and its CHESS Depositary Interests are traded on the Australian Securities Exchange under symbol CXC.
Photos of operations and projects and other information can be accessed through the company website at www.coeur.com.
Cautionary Statement
This press release may contain forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia, including statements regarding the offering and the use of the net proceeds from the offering. These forward-looking statements involve risks and uncertainties. Factors that could cause actual events to differ materially from those predicted in such forward-looking statements include market conditions, potential fluctuations in the Company’s stock price, management’s broad discretion over the use of the net proceeds of the offering, changes in U.S. generally accepted accounting principles or in their interpretation. Certain of these risks and others are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission and in the registration statement. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
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Director of Corporate Communications
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